Exhibit 99

Family Dollar Reports First Quarter Earnings and December Sales Results

  Earnings Per Diluted Share Increase 13.5% to $0.42
  December Comparable Store Sales Increase Approximately 6%
  Management Increases Fiscal 2009 Guidance

MATTHEWS, N.C.--(BUSINESS WIRE)--January 7, 2009--Family Dollar Stores, Inc. (NYSE: FDO), today reported that net income per diluted share for the first quarter of fiscal 2009 ended November 29, 2008, increased 13.5% to $0.42 compared with $0.37 for the first quarter of fiscal 2008 ended December 1, 2007. Net income for the quarter increased 14.1% to $59.3 million compared with net income of $51.9 million for the first quarter of fiscal 2008.

“As more families face financial challenges in this environment, they are relying on Family Dollar for more of their everyday needs,” said Howard R. Levine, Chairman and Chief Executive Officer. “As a result, we’re gaining market share and driving both increased customer traffic and transaction value. These results reflect our continued focus on providing value for our customers while also managing inventory risk and driving overall profitability.”

As previously reported, sales for the first quarter of fiscal 2009 were approximately $1.754 billion, or 4.2% above sales of approximately $1.683 billion for the first quarter of fiscal 2008. Comparable store sales increased 2.1%. The increase in comparable store sales was a result of an increase in the average customer transaction value and higher customer traffic, as measured by the number of register transactions. Sales in the first quarter of fiscal 2009 were strongest in the Consumables category, driven primarily by sales of food.

The gross profit margin, as a percentage of sales, was 35.0% in the first quarter of fiscal 2009 compared to 34.2% in the first quarter of fiscal 2008. The improvement in gross profit, as a percentage of sales, was a result of lower seasonal markdowns, lower freight expense, lower inventory shrinkage and higher purchase mark-ups which more than offset stronger sales of lower-margin consumable merchandise.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, were 29.8% in the first quarter of fiscal 2009 compared with 29.2% in the first quarter of fiscal 2008. The increase in SG&A expenses, as a percentage of sales, was primarily a result of higher insurance expense and higher occupancy costs. Most other expenses were leveraged during the quarter.

The Company’s inventories at November 29, 2008, were $1.09 billion, or 2.7% less than inventories of $1.12 billion at December 1, 2007. Excluding in-transit inventory, inventory per store at November 29, 2008, declined approximately 4.5% compared with inventory per store at December 1, 2007.

In the first quarter of fiscal 2009, capital expenditures were $28.2 million compared with $36.6 million in the first quarter of fiscal 2008. During the first quarter of fiscal 2009, the Company opened 65 new stores and closed 19 stores.

Holiday Season Update

“Despite the economic pressures, customers clearly appreciated the great values we offered this holiday season,” said Levine. “For the December reporting period, net sales increased approximately 8% and comparable store sales increased approximately 6%. Although consumables continued to be strong, our selective investments in key discretionary categories, particularly toys, made Christmas this year more affordable for many families. As a result, our inventories in discretionary categories at the end of the critical holiday selling season were well controlled.”

Outlook

For the fiscal year ending August 29, 2009, the Company expects net sales will increase 4% to 6% and expects comparable store sales will increase 2% to 4%. Anticipating continued strong sales of consumable merchandise, the Company expects earnings per share will be between $1.63 and $1.81 in fiscal 2009.

For the second quarter of fiscal 2009 ending February 28, 2009, the Company expects comparable store sales will increase 3% to 5%. The Company expects earnings per diluted share will be between $0.48 and $0.52.

Cautionary Statements

Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

  general economic conditions that could impact consumer spending, including the impact of programs adopted by the federal government to stabilize and support the U.S. economy;
  economic conditions, including inflation and energy prices, that could affect our profitability;
  competitive factors that could limit our sales, growth or profitability;
  fluctuations in comparable store sales and the success of our new store opening program;
  failure of existing or new technology to provide anticipated benefits;
  unusual weather, natural disaster, pandemic outbreaks, political events, war or acts of terrorism;
  our ability to select, obtain and market merchandise attractive to our customers at prices that allow us to profitably sell such merchandise;
  operational difficulties;
  our ability to operate distribution facilities;
  changes in regulations;
  changes in legal, regulatory or accounting guidance that could adversely affect our financial performance;
  higher costs or failure to achieve targeted results associated with the implementation of new programs or initiatives;
  adverse impacts associated with legal proceedings;
  our ability to attract and retain employees; and
  risks associated with our investment of funds in auction rate securities.

Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under “Cautionary Statement Regarding Forward-Looking Statements” or “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

First Quarter Earnings Conference Call Information

The Company plans to host a conference call with investors today, January 7, 2009, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call (800) 857-5160 for domestic US calls and (312) 470-7174 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, January 7, 2009.

About Family Dollar

Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States. Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the First Quarter Ended
(in thousands, except per share amounts)	November 29, 2008	% of Net Sales	December 1, 2007	% of Net Sales

Net sales	$1,753,833	100.0%	$1,683,043	100.0%

Cost of sales	1,139,380	65.0%	1,107,018	65.8%

Gross margin	614,453	35.0%	576,025	34.2%

Selling, general and administrative expenses	522,049	29.8%	490,885	29.2%

Operating profit	92,404	5.2%	85,140	5.0%

Interest income	3,599	0.2%	2,085	0.1%

Interest expense	3,217	0.2%	4,611	0.3%

Income before income taxes	92,786	5.2%	82,614	4.8%

Income taxes	33,497	1.9%	30,668	1.8%

Net income	$59,289	3.3%	$51,946	3.0%

Net income per common share - basic	$0.42		$0.37
Weighted average shares - basic	139,817		140,936

Net income per common share - diluted	$0.42		$0.37
Weighted average shares - diluted	140,237		141,324

Dividends declared per common share	$0.125		$0.115

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)

	For the First Quarter Ended
	November 29, 2008	December 1, 2007
(in thousands, except per share and share amounts)
Assets
Current assets:
Cash and cash equivalents	$152,571	$95,060
Investment securities	—	130,225
Merchandise inventories	1,091,947	1,121,813
Deferred income taxes	94,821	97,189
Income tax refund receivable	—	—
Prepayments and other current assets	57,529	58,184
Total current assets	1,396,868	1,502,471

Property and equipment, net	1,060,560	1,057,544
Deferred income taxes	—	18,949
Investment securities	216,819	—
Other assets	23,963	26,126

Total assets	$2,698,210	$2,605,090

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$—	$53,500
Accounts payable	553,905	563,001
Accrued liabilities	479,301	466,066
Income taxes	29,809	24,731
Total current liabilities	1,063,015	1,107,298

Long-term debt	250,000	250,000
Deferred income taxes	48,674	68,097
Income taxes	39,618	48,429
Commitments and contingencies

Shareholders' Equity:
Preferred stock, $1 par; authorized and
unissued 500,000 shares
Common stock, $.10 par; authorized
600,000,000 shares	14,434	14,412
Capital in excess of par	170,709	153,000
Retained earnings	1,212,450	1,039,975
Accumulated other comprehensive loss	(7,901)	—
	1,389,692	1,207,387
Less: common stock held in treasury, at cost	92,789	76,121
Total shareholders' equity	1,296,903	1,131,266

Total liabilities and shareholders' equity	$2,698,210	$2,605,090

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the First Quarter Ended
(in thousands)	November 29, 2008	December 1, 2007
Cash flows from operating activities:
Net income	$59,289	$51,946
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,815	38,058
Deferred income taxes	(7,085)	(27,696)
Stock-based compensation	2,673	2,536
Loss on disposition of property and equipment	1,652	1,466
Changes in operating assets and liabilities:
Merchandise inventories	(59,262)	(55,915)
Income tax refund receivable	7,007	44,394
Prepayments and other current assets	653	(5,479)
Other assets	(259)	72
Accounts payable and accrued liabilities	(65,137)	(66,777)
Income taxes	29,790	72,132
	7,136	54,737
Cash flows from investing activities:
Purchases of investment securities	—	(535,655)
Sales of investment securities	400	602,925
Capital expenditures	(28,167)	(36,563)
Proceeds from dispositions of property and equipment	23	173
	(27,744)	30,880
Cash flows from financing activities:
Revolving credit facility borrowings	—	404,300
Repayment of revolving credit facility borrowings	—	(350,800)
Repurchases of common stock	—	(80,709)
Changes in cash overdrafts	30,797	(34,285)
Proceeds from the exercise of stock options	1,344	81
Payment of dividends	(17,464)	(16,320)
	14,677	(77,733)

Net change in cash and cash equivalents	(5,931)	7,884
Cash and cash equivalents at beginning of period	158,502	87,176
Cash and cash equivalents at end of period	$152,571	$95,060

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY DIVISION:
	For the First Quarter Ended
	November 29, 2008	December 1, 2007	% Change
(in thousands)
Consumables	$1,155,054	$1,023,275	12.9%
Home products	233,592	248,653	-6.1%
Apparel and accessories	186,100	216,468	-14.0%
Seasonal and electronics	179,087	194,647	-8.0%
TOTAL	$1,753,833	$1,683,043	4.2%

STORES IN OPERATION:
	For the First Quarter Ended
	November 29, 2008	December 1, 2007

Beginning Store Count	6,571	6,430
New Store Openings	65	67
Store Closings	(19)	(20)
Ending Store Count	6,617	6,477
Total Square Footage (000s)	56,123	54,762
Total Selling Square Footage (000s)	46,635	45,546

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA
704 -849-7496, krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman
704-814-3447, jbraverman@familydollar.com